Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-78449, 333-89838, 333-116352, 333-116353 and 333-135072) of Eagle Bancorp, Inc., and the Registration Statement on Form S-3 (No. 333-140314) of Eagle Bancorp, Inc., of our reports dated March 12, 2008, relating to the consolidated balance sheets of Eagle Bancorp, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2007, 2006, and 2005, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Eagle Bancorp, Inc., as amended.

/s/ Stegman & Company

Baltimore, Maryland

July 23, 2008